May 7, 2020
PDC Energy Announces 2020 First Quarter Results and
Provides Projected 2020 Guidance

DENVER, May 7, 2020: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2020 first quarter operating and financial results. The Company also provided detailed commentary regarding its 2020 operating plan.

2020 First Quarter Highlights:

•
In May, the Company’s semi-annual redetermination resulted in a borrowing base of $1.7 billion under its revolving credit facility with elected commitments remaining at $1.7 billion, resulting in total liquidity, as of April 30, 2020, of approximately $1.0 billion.

•
Net cash from operating activities of approximately $266 million and adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $210 million. Both figures include approximately $20 million of general and administrative expense (“G&A”) related to SRC deal costs.

•	Oil and gas capital investments of approximately $260 million.

•
Approximately $50 million of free cash flow deficit, a non-U.S. GAAP metric defined below as net cash flows from operating activities, before changes in working capital, less oil and gas capital investments. Free cash flow deficit for the quarter includes approximately $20 million of SRC deal costs.

•	Total production of 16.8 million barrels of oil equivalent (“MMBoe”) or approximately 185,000 Boe per day and oil production of 5.9 million barrels (“MMBbls”) or nearly 65,000 Bbls per day.

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Full-Year 2020 Guidance Highlights:

•	Anticipated oil and gas capital investments between $500 and $600 million, representing a decrease of approximately 50 percent compared to PDC’s initial guidance provided in February 2020.

•
Anticipate generating more than $125 million of free cash flow, a non-U.S. GAAP metric defined as net cash flows from operating activities, before changes in working capital, less oil and gas capital investments.

•	Anticipated total production of 170,000 to 180,000 Boe per day with expected oil production averaging between 60,000 and 65,000 Bbls per day.

•	Approximately $135 million to $140 million of G&A, including cash and non-cash stock-based compensation, but excluding SRC deal costs.
CEO Commentary
President and Chief Executive Officer Bart Brookman commented, “At PDC, we have a long-proven track record of prioritizing our financial strength through the conservative management of our balance sheet and the utilization of a systematic hedging program. This has proven time and again to be a prudent strategy, with the 2015 price correction serving as our most recent example. Today, the industry finds itself in unchartered waters due to a global pandemic and subsequent demand destruction forcing operators to make extremely difficult decisions. However, at PDC, the quality of our assets and our willingness to quickly and decisively alter our operating plan has once again positioned us to succeed in a time of extreme duress on the industry.”
“The coming months will likely prove to be a dynamic time at PDC as we navigate our way through an incredibly fluid situation. Rest assured that our ability to generate free cash flow, with a commitment to maintaining low leverage metrics and preserving our balance sheet are expected to serve as true differentiating factors.”
2020 Capital Investments and Financial Guidance
In response to the COVID-19 pandemic, decreased projected NYMEX oil prices and significantly widened differentials, the Company has modified its 2020 operating plan in order to maintain balance sheet strength, preserve adequate levels of liquidity and generate free cash flow. Planned 2020 capital investments of $500 million to $600 million represent a decrease of approximately 50 percent compared to its original guidance of $1.0 to $1.1 billion provided in February. The Company’s first quarter investments of approximately $260 million represent nearly 50 percent of the revised

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guidance. Approximate investments for the remainder of the year are expected to be less than $150 million in the second quarter, less than $50 million in the third quarter and more than $100 million in the fourth quarter.
PDC projects to generate more than $125 million of free cash flow, assuming $15 per Bbl WTI in the second quarter, $25 per Bbl WTI oil in the second half of 2020 and $2 per MMbtu NYMEX natural gas with NGL realizations of approximately $5 per barrel for the remainder of the year. Additionally, the Company projects second quarter oil realizations to be less than 35 percent of NYMEX, with a modest recovery in the third quarter and fourth quarter realizations slightly less than that of the first quarter. Excluding SRC deal costs of approximately $20 million, the Company outspent adjusted cash flows by approximately $30 million in the first quarter. Based on the aforementioned significant deterioration to projected realizations, PDC anticipates cash flow neutrality in the second quarter before generating strong levels of free cash flow in the second half of the year.
In Wattenberg, the Company expects to invest approximately $450 million in 2020, a decrease of $300 million from its original guidance. PDC plans to operate one drilling rig for the remainder of the year, after reducing its rig count from three to one later this month. The Company plans to release its completion crew this month with the expectation of resuming completions in the fourth quarter, assuming pricing supports such a decision.
The Company anticipates investing approximately $100 million in the Delaware basin, down from an original estimate of $300 million provided in February. The 2020 Delaware basin capital program was recently completed for the year, with the expectation to spend less than $20 million on various leasing, non-operations projects and facility investments the remainder of the year.
Production for 2020 is expected to decrease approximately ten percent from 2019 pro forma levels to a range of 170,000 to 180,000 Boe per day, with anticipated oil production of 60,000 to 65,000 Bbls per day. The Company currently expects to curtail between 20 and 30 percent of its volumes in May, with additional curtailments likely in June. Based on current price, activity and curtailment assumptions, the Company expects second and third quarter volumes toward the bottom of its full-year range prior to an expected increase in the fourth quarter.

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2020 G&A is expected to be between $135 and $140 million, representing a decrease of more than ten percent from the Company’s original guidance provided in February. Updated G&A includes approximately $10 million in the first half of the year related to the integration of SRC and approximately $25 million for non-cash stock-based compensation. Additionally, the updated range reflects the impact of several payroll and non-payroll G&A cost saving initiatives, including: a 15 percent voluntary pay cut to the senior management team and Board of Directors, a reduction-in-force of approximately 15 percent and tiered pay cuts for many of the remaining employees. Additionally, the Company plans to begin a transitioned closure of its Bridgeport, WV, office in the third quarter, with a target completion date of early 2021. Updated G&A does not include approximately $20 million of deal costs associated with the SRC merger incurred in the first quarter.
Given the historic nature of current volatility in the commodity price market, all projections are subject to change throughout the year.
The table below provides additional 2020 financial guidance:

	Low	High
Production (MBoe/d)	170	180
Capital Investments (millions)	$500	$600

Operating Expenses
LOE (millions)	$180	$200
TGP ($/Boe)	$0.85	$1.00
Production taxes (% of Crude oil, natural gas & NGLs sales)	6.5%	7.5%
G&A (millions)	$135	$140

2021 Preliminary Outlook
The Company’s preliminary 2021 Outlook contemplates total capital investment between $500 million and $600 million with approximately $100 million of projected free cash flow assuming $30 per Bbl WTI oil, $2.50 per Mcf NYMEX natural gas and NGL realizations of approximately $7.50 per barrel. Additionally, the Company projects to grow both total and oil production by five to ten percent compared to 2020 while further improving its cost structure as it projects G&A of approximately $120 million to $125 million, which includes approximately $25 million of stock-based compensation.
Hedging Overview

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In 2020, the Company has approximately 15.7 MMBbls of oil hedges at a weighted-average floor price of approximately $58 per Bbl. Excluding approximately 3.8 MMBbls of settled hedges in the first quarter, the Company’s remaining swaps and costless collars represent approximately 75 percent of its projected oil volumes through year-end. Approximately 35 percent of the Company’s estimated gas production between the second and fourth quarters are protected at approximately $2 per MMBtu. PDC’s 2021 hedge positions protect nearly 30 percent of its estimated oil volumes and 35 percent of estimated natural gas volumes at weighted-average floor prices of approximately $50 per barrel and $2.35 per MMBtu, respectively.
The Company’s hedging strategy is predicated on systematically layering in oil and natural gas swaps and costless collars, as well as evaluating basis swaps and physical hedges when appropriate.
Oil and Gas Production, Sales and Operating Cost Data
Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives were $320 million, equivalent with 2019 levels of $321 million. Sales between periods were similar due to a 34 percent reduction in sales price to $19.02 from $28.63 being offset by a 50 percent increase in production. The decrease in sales price per Boe was driven by 17 percent, 53 percent and 50 percent decreases in weighted-average realized oil, natural gas and NGL prices, respectively; while the increase in production between periods was due to the merger with SRC. The combined revenue from crude oil, natural gas and NGLs sales and net settlements received on commodity derivative instruments was approximately $365 million in 2020 compared to approximately $310 million in 2019.
The following table provides weighted-average sales price, by area, for the three months ended March 31, 2020 and 2019, excluding net settlements on derivatives and transportation, gathering and processing expenses (“TGP”):

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	Three Months Ended March 31,
	2020	2019	Percent Change

Crude oil (MBbls)
Wattenberg Field	4,926	3,571	37.9%
Delaware Basin	963	954	0.9%
Total	5,889	4,525	30.1%

Weighted-average price	$42.32	$51.06	(17.1)%

Natural gas (MMcf)
Wattenberg Field	35,057	20,961	67.2%
Delaware Basin	6,290	4,690	34.1%
Total	41,347	25,651	61.2%

Weighted-average price	$0.96	$2.05	(53.2)%

NGLs (MBbls)
Wattenberg Field	3,346	1,901	76.0%
Delaware Basin	719	514	39.9%
Total	4,065	2,415	68.3%

Weighted-average price	$7.78	$15.55	(50.0)%

Crude oil equivalent (MBoe)
Wattenberg Field	14,115	8,965	57.4%
Delaware Basin	2,730	2,250	21.3%
Total	16,845	11,215	50.2%

Weighted-average price	$19.02	$28.63	(33.6)%

Production costs for the first quarter of 2020, which include LOE, production taxes and TGP, were $82 million, or $4.84 per Boe, compared to $69 million, or $6.14 per Boe, in 2019. LOE per Boe improved six percent compared to the first quarter of 2019 while TGP improved 22 percent over the comparable period. Both improvements were related to increased volumes associated with the SRC merger.
The following table provides the components of production costs for the three months ended March 31, 2020 and 2019:

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	Three Months Ended March 31,
	2020	2019

Lease operating expenses	$49.5	$35.2
Production taxes	18.5	22.2
Transportation, gathering and processing expenses	13.5	11.4
Total	$81.5	$68.8

	Three Months Ended March 31,
	2020	2019

Lease operating expenses per Boe	$2.94	$3.14
Production taxes per Boe	1.10	1.98
Transportation, gathering and processing expenses per Boe	0.80	1.02
Total per Boe	$4.84	$6.14

Financial Results
Net loss for the first quarter of 2020 was approximately $466 million, or $4.94 per diluted share, compared to a net loss of $120 million, or $1.82 per diluted share in 2019. The year-over-year change was due an impairment of approximately $880 million in 2020 offsetting an increase of approximately $625 million in commodity price risk management gain between periods. Due to low prices, poor realizations and our current development plan, the Company has impaired proved and unproved properties in its Delaware basin asset. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $760 million in 2020 compared to an adjusted net income of $18 million in 2019. Excluding the aforementioned impairment resulted in an adjusted net loss of $92 million in 2020. The difference between adjusted net income (loss) between periods is primarily attributable to a change in value of both settled and unsettled derivatives associated with the dramatic decrease in the commodity price outlook between periods.
Net cash from operating activities for the first quarter of 2020 was approximately $266 million compared to $157 million in the comparable 2019 period. The year-over-year increase was primarily due to increased commodity derivative settlements and the change in our working capital, partially offset by increased operating costs. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $210 million in the first quarter of 2020 compared to approximately $193 million in the comparable 2019 period. The year-over-year increase was primarily due to the factors

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mentioned above for changes in operating activities, without regard to changes in our working capital.
G&A, which includes cash and non-cash expense, was $62 million, or $3.69 per Boe, in the first quarter of 2020 compared to $40 million, or $3.53 per Boe, in 2019. First quarter 2020 G&A includes approximately $20 million, or $1.19 per Boe, of deal costs associated with the SRC merger, while 2019 G&A included approximately $3 million, or $0.25 per Boe, related to the Delaware midstream divestitures. Excluding these one-time expenses would have resulted in a 24 percent improvement in G&A to approximately $2.50 per Boe in 2020 from $3.28 per Boe in 2019.

Reconciliation of Non-U.S. GAAP Financial Measures

We use "adjusted cash flows from operations," "free cash flow (deficit)," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe free cash flow (deficit) provides additional information that may be useful in an analysis of our

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ability to generate cash to fund exploration and development activities and to return capital to stockholders.

We are unable to present a reconciliation of forward-looking free cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of free cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations in excess of capital investments in crude oil and natural gas properties.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, acquisitions and to service our debt obligations.

Beginning in the third quarter of 2019, we included a reconciling item for gains or losses on the sale of properties and equipment when calculating adjusted EBITDAX, thereby no longer including such gains or losses in our reported adjusted EBITDAX. We believe this methodology for calculating adjusted EBITDAX will enable greater comparability to our peers, as well as consistent treatment of adjustments for impairment and gains or losses on the sale of properties and equipment. For comparability, all prior periods presented have been conformed to the aforementioned methodology.

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Cash Flows from Operations to Adjusted Cash Flows from Operations and Free Cash Flow (Deficit)
	Three Months Ended March 31,
	2020	2019
Cash flows from operations to adjusted cash flows from operations and free cash flow (deficit):
Net cash from operating activities	$266.3	$157.1
Changes in assets and liabilities	(56.5)	35.4
Adjusted cash flows from operations	209.8	192.5
Capital expenditures for development of crude oil and natural gas properties	(190.8)	(242.2)
Change in accounts payable related to capital expenditures	(70.0)	(39.7)
Free cash flow (deficit)	$(51.0)	$(89.4)

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended March 31,
	2020	2019
Net loss to adjusted net income (loss):
Net loss	$(465.0)	$(120.2)
(Gain) loss on commodity derivative instruments	(434.7)	190.1
Net settlements on commodity derivative instruments	45.8	(8.5)
Tax effect of above adjustments	94.3	(43.4)
Adjusted net income (loss)	$(759.6)	$18.0

Earnings per share, diluted	$(4.94)	$(1.82)
(Gain) loss on commodity derivative instruments	(4.62)	2.87
Net settlements on commodity derivative instruments	0.49	(0.13)
Tax effect of above adjustments	1.00	(0.65)
Adjusted earnings per share, diluted	$(8.07)	$0.27
Weighted-average diluted shares outstanding	94.1	66.3

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Adjusted EBITDAX
	Three Months Ended March 31,
	2020	2019
Net loss to adjusted EBITDAX:
Net loss	$(465.0)	$(120.2)
(Gain) loss on commodity derivative instruments	(434.7)	190.1
Net settlements on commodity derivative instruments	45.8	(8.5)
Non-cash stock-based compensation	5.7	4.7
Interest expense, net	24.2	17.0
Income tax benefit	(7.7)	(37.4)
Impairment of properties and equipment	881.1	7.9
Exploration, geologic and geophysical expense	0.1	2.6
Depreciation, depletion and amortization	176.2	151.4
Accretion of asset retirement obligations	2.6	1.6
Gain on sale of properties and equipment	(0.2)	(0.4)
Adjusted EBITDAX	$228.1	$208.8

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$266.3	$157.1
Interest expense, net	24.2	17.0
Amortization of debt discount and issuance costs	(3.6)	(3.3)
Exploration, geologic and geophysical expense	0.1	2.6
Other	(2.4)	—
Changes in assets and liabilities	(56.5)	35.4
Adjusted EBITDAX	$228.1	$208.8

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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues
Crude oil, natural gas and NGLs sales	$320,315	$321,099
Commodity price risk management gain (loss), net	434,698	(190,074)
Other income	2,017	3,475
Total revenues	757,030	134,500
Costs, expenses and other
Lease operating expenses	49,534	35,221
Production taxes	18,470	22,168
Transportation, gathering and processing expenses	13,496	11,424
Exploration, geologic and geophysical expense	136	2,643
General and administrative expense	62,165	39,598
Depreciation, depletion and amortization	176,157	151,422
Accretion of asset retirement obligations	2,620	1,584
Impairment of properties and equipment	881,074	7,875
Gain on sale of properties and equipment	(179)	(369)
Other expenses	2,144	3,554
Total costs, expenses and other	1,205,617	275,120
Loss from operations	(448,587)	(140,620)
Interest expense, net	(24,173)	(16,968)
Loss before income taxes	(472,760)	(157,588)
Income tax benefit	7,745	37,412
Net loss	$(465,015)	$(120,176)

Earnings per share:
Basic	$(4.94)	$(1.82)
Diluted	$(4.94)	$(1.82)

Weighted-average common shares outstanding:
Basic	94,077	66,182
Diluted	94,077	66,182

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$61,244	$963
Accounts receivable, net	270,012	266,354
Fair value of derivatives	379,355	28,078
Prepaid expenses and other current assets	9,800	8,635
Total current assets	720,411	304,030
Properties and equipment, net	5,034,494	4,095,202
Fair value of derivatives	58,094	3,746
Other assets	66,792	45,702
Total Assets	$5,879,791	$4,448,680

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$223,277	$98,934
Production tax liability	121,615	76,236
Fair value of derivatives	11,620	2,921
Funds held for distribution	165,247	98,393
Accrued interest payable	20,349	14,284
Other accrued expenses	75,333	70,462
Total current liabilities	617,441	361,230
Long-term debt	1,896,324	1,177,226
Deferred income taxes	—	195,841
Asset retirement obligations	138,654	95,051
Fair value of derivatives	14,030	692
Other liabilities	353,378	283,133
Total liabilities	3,019,827	2,113,173

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 99,438,122 and 61,652,412 issued as of March 31, 2020 and December 31, 2019, respectively	994	617
Additional paid-in capital	3,372,711	2,384,309
Retained deficit	(512,960)	(47,945)
Treasury shares - at cost, 20,493 and 34,922 as of March 31, 2020 and December 31, 2019, respectively	(781)	(1,474)
Total stockholders' equity	2,859,964	2,335,507
Total Liabilities and Stockholders' Equity	$5,879,791	$4,448,680

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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(465,015)	$(120,176)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	(388,875)	181,622
Depreciation, depletion and amortization	176,157	151,422
Impairment of properties and equipment	881,074	7,875
Accretion of asset retirement obligations	2,620	1,584
Non-cash stock-based compensation	5,672	4,683
Gain on sale of properties and equipment	(179)	(369)
Amortization of debt discount, premium and issuance costs	3,640	3,349
Deferred income taxes	(6,331)	(37,487)
Other	1,011	21
Changes in assets and liabilities	56,507	(35,424)
Net cash from operating activities	266,281	157,100
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(190,768)	(242,187)
Capital expenditures for other properties and equipment	(455)	(4,826)
Acquisition of crude oil and natural gas properties	(139,812)	—
Proceeds from sale of properties and equipment	793	102
Proceeds from divestitures	62	—
Net cash from investing activities	(330,180)	(246,911)
Cash flows from financing activities:
Proceeds from revolving credit facility	917,000	432,000
Repayment of revolving credit facility	(304,000)	(340,500)
Payment of debt issuance costs	(4,666)	—
Purchase of treasury shares	(23,819)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(7,693)	(1,460)
Redemption of senior notes	(452,153)	—
Principal payments under financing lease obligations	(489)	(494)
Other	—	(21)
Net cash from financing activities	124,180	89,525
Net change in cash, cash equivalents and restricted cash	60,281	(286)
Cash, cash equivalents and restricted cash, beginning of period	963	9,399
Cash, cash equivalents and restricted cash, end of period	$61,244	$9,113

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2020 First Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Chief Operating Officer, for a conference call on Friday, May 8, 2020, to discuss its 2020 first quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Friday, May 8, 2020 at 11:00 a.m. ET
Domestic (toll free): 877-312-5520
International: 1-253-237-1142
Conference ID: 1661099
Webcast: available at www.pdce.com

Replay Information:
Domestic (toll free): 855-859-2056
International: 1-404-537-3406
Conference ID: 1661099
Webcast Replay: available for six months at www.pdce.com

Upcoming Investor Presentations
PDC is scheduled to participate in the JP Morgan Energy, Power and Renewable Conference on Wednesday, June 17, 2020. An updated presentation will be posted to the Company’s website, www.pdce.com, prior to the start of the conference.

About PDC Energy, Inc.
PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas, and NGLs, with operations in the Wattenberg Field in Colorado and in the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field and the liquid-rich Wolfcamp zones in the Delaware Basin.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933 ("Securities Act"), Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") and the United States ("U.S.") Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this press release are "forward-looking statements." Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: production, costs and cash flows; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed; cash flows from operations relative to future capital investments; our stock repurchase program, which has been suspended and may be further modified or discontinued at any time; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; impacts of certain accounting and tax changes; timing and adequacy of infrastructure projects of our midstream providers and the related impact on our midstream capacity and related curtailments; fractionation capacity; impacts of Colorado political matters and expected timing of rulemakings; ability to meet our volume commitments to midstream providers; ability to obtain permits from the Colorado Oil and Gas Conservation Commission ("COGCC") in a timely manner; and ongoing compliance with our consent decree and expected timing of certain litigation.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

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Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	the COVID-19 pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;

•	changes in global production volumes and demand, including economic conditions that might impact demand and prices for the products we produce;

•	geopolitical factors, such as events that may reduce or increase production from particular oil-producing regions and/or from members of the Organization of Petroleum Exporting Countries;

•
volatility of commodity prices for crude oil, natural gas and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices, including risks relating to decreased revenue, income and cash flow, writedowns and impairments and capital availability;

•	volatility and widening of differentials;

•	reductions in the borrowing base under our revolving credit facility;

•
impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement of those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	impact of recent regulatory developments in Colorado with respect to additional permit scrutiny;

•	declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•
availability and cost of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

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•	difficulties in integrating our operations as a result of any significant acquisitions, including the merger with SRC Energy Inc. ("SRC"), or acreage exchanges;

•	increases or changes in costs and expenses;

•	limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;

•	potential losses of acreage due to lease expirations or otherwise;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivative activities;

•	impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;

•	impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;

•	cost of pending or future litigation

•	effect that acquisitions we may pursue have on our capital requirements;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the heading "Risk Factors," made in our Quarterly Report on Form 10-Q, our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission ("SEC") on February 26, 2020 (the "2019 Form 10-K"), and our other filings with the SEC for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this press release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:     Michael Edwards

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    Senior Director Investor Relations
    303-860-5820
    michael.edwards@pdce.com

    Kyle Sourk
    Sr. Manager Corporate Finance & Investor Relations
    303-318-6150
    kyle.sourk@pdce.com

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